Exhibit 10.14

SECOND AMENDMENT TO THE
OUTSIDE DIRECTORS STOCK BASED COMPENSATION PLAN

        This Second Amendment to the Outside Directors Stock Based Compensation Plan ("Amendment") is adopted by Black Hills Corporation ("Company") effective the 1st day of May, 2002.

        1.   RECITALS.

        This document is the Second Amendment to the Outside Directors Stock Based Compensation Plan which was adopted by the Company effective the 1st day of January, 1997 (“Plan”). Under Section 10 of the Plan, the Company reserved the right to amend, modify, or discontinue the Plan provided only that any modification is not to reduce accrued and unpaid benefits. The amendment hereunder does not reduce any accrued or unpaid benefits.

        2.    AMENDMENTS TO SECTION 4; PROVISION OF ADDITIONAL ANNUAL BENEFITS.

        Section 4 of the Plan is amended by adding the following e:

e. Beginning with May 1, 2002, and for the remainder of the 2002 Plan year, and for each Plan year thereafter, each Participant shall be entitled to a monthly addition to their Account in the amount of the number of Company common stock equivalents determined by dividing the sum of $1,250.00 by the market price of the Company common stock on the last day of the month for each month of the Plan year that the Participant is eligible for benefits.

        3.   NO OTHER CHANGES.

        Other than specifically set forth herein, all terms, conditions and provisions of the Plan shall remain the same.

        Dated this 1st day of May, 2002.

BLACK HILLS CORPORATION

By /s/ Daniel P. Landguth Its Chairman and CEO

ATTEST:

/s/ Steven J. Helmers
Secretary

(CORPORATE SEAL)